UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2016

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

(386) 462-6800
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Lease Amendment

On October 25, 2016, AxoGen Corporation (“AC”), a wholly owned subsidiary of AxoGen, Inc. (“AxoGen” and together with AC, the “Company”), entered into Commercial Lease Amendment 2 (the “Amendment”), to the Commercial Lease dated April 1, 2016, with Ja-Cole L.P. dated October 25, 2016, as amended. Under the terms of the Amendment, AxoGen leased an additional 2,500 square feet of warehouse/office space in Burleson, Texas (the “Burleson Facility”).  The Burleson Facility will now comprise a total of 10,000 square feet, all of which, pursuant to the Amendment, will be leased until March 31, 2019.  The annual rental cost of the entire Burleson Facility is now approximately $88,000. The Burleson Facility houses raw material storage and product distribution.

Term Loan

On October 25, 2016 (the "Closing Date"), AxoGen and AC, each as borrowers, entered into a Credit and Security Agreement (Term Loan) (the ''Term Loan Agreement") with the lenders party thereto and MidCap Financial Trust (“MidCap”), as administrative agent and a lender. Under the Term Loan Agreement, MidCap has agreed to lend to the Company a term loan in the aggregate principal amount of $21 million (the "Term Loan") which has a maturity date of May 1, 2021 and requires interest only payments through December 1, 2018, and thereafter, 30 monthly payments of principal and interest resulting in the Term Loan being fully paid by the maturity date. Interest is payable monthly at 8.00% per annum plus the greater of LIBOR or 0.5%, which, as of the Closing Date, resulted in an 8.5% rate. In addition to the interest charged on the Term Loan, the Company is also obligated to pay certain fees, including an annual agency fee of one quarter of one percent (0.25%) of the aggregate principal amount of the Term Loan.

Under the Term Loan Agreement, the Company has the option at any time to prepay the Term Loan in whole or in part, provided that prepayments shall be: (i) in an amount equal to $2,500,000 or a higher integral multiple of $1,000,000; and (ii) accompanied by certain prepayment and exit fees.  There can be no more than three (3) partial voluntary prepayments allowed during the term of the Term Loan Agreement.  MidCap and certain of the lenders have the right to demand prepayment, along with prepayment and exit fees upon an event of default which includes, but is not limited to: (i) default of the Revolving Loan as defined below; (ii) a change of control of the Company; (iii) sale of the majority of the Company's assets; or (iv) a material adverse change to the Company. The prepayment fee is determined by multiplying the amount being prepaid by the following applicable percentage amount: (a) three percent (3.0%) during the first year following the Closing Date; (b) two percent (2.0%) during the second year following the Closing Date, and (c) one percent (1.0%) thereafter.  No Prepayment Fee is due in the event the prepayment is a result of refinancing the Term Loan and Revolving Loan with MidCap or an affiliate of MidCap.  Upon any repayment of any portion of the Term Loan (whether voluntary, involuntary or mandatory), other than scheduled amortization payments, and on the final payment of principal of the Term Loan, an exit fee of five percent (5.0%) of the principal amount of the Term Loan is also owed based on the portion of any prepayment made and at maturity upon the original principal amount less any prepayments of the Term Loan.

The Company must maintain certain covenants including limiting new indebtedness, restrictions on the payment of dividends and maintaining certain levels of revenue. MidCap, on behalf of the lenders under the Term Loan Agreement, has a perfected security interest in the assets of the Company to guarantee the payment in full of the Term Loan. Upon the payment in full to MidCap and the lenders of the Term Loan, the Company would have no further obligations to MidCap or the lenders under the Term Loan Agreement.

Revolving Loan

On the Closing Date, AxoGen and AC, each as borrowers, also entered into a Credit and Security Agreement (Revolving Loan) (the ''Revolving Loan Agreement") with the lenders party thereto and MidCap, as administrative agent and a lender.  Under the Revolving Loan Agreement, MidCap has agreed to lend to the Company up to $10 million under a revolving credit facility (the "Revolving Loan") which amount may be drawn down by the Company based upon an available borrowing base which includes certain accounts receivable and inventory.  The Revolving Loan may be increased to up to $15 million at the Company’s request and with the approval of MidCap. As of the Closing Date, the Company’s borrowing base under the Revolving Loan provided availability of approximately $5.4 million of which the Company borrowed $4 million.   The maturity date of the Revolving Loan is May 1, 2021. Interest is payable monthly at 4.5% per annum plus the greater of LIBOR or 0.5% on outstanding advances, which, as of the Closing Date, resulted in an 5.0% rate. In addition to the interest charged on the Revolving Loan, the Company is also obligated to pay certain fees, including a collateral management fee of one-half percent (0.5%) per annum of the principal amount outstanding on the Revolving Loan from time to time and an unused line fee of one-half percent (0.5%) per annum on the difference between the average amount outstanding on the Revolving Loan minus the total amount of the Revolving Loan commitment. The Revolving Loan is subject to a minimum balance, such that the Company pays the greater of: (i) interest accrued on the actual amount drawn under the Revolving Loan Facility; and (ii) interest accrued on 30% of the average Borrowing Base.  If the Revolving Loan is terminated or permanently reduced prior to the maturity date, MidCap is owed a deferred revolving loan origination fee determined by multiplying the agreed total lending amount by the following applicable percentage amount: (a) three percent (3.0%) during the first year following the Closing Date; (b) two percent (2.0%) during the second year following the Closing Date, and (c) one percent (1.0%) thereafter.  No deferred revolving loan origination fee is due in the event the Revolving Loan is paid in full or the termination of the revolving credit facility is a result of refinancing the Term Loan and Revolving Loan with MidCap or an affiliate of MidCap.  Termination of the Revolving Loan may occur, at the option of MidCap and certain of the lenders, upon an event of default which includes, but is not limited to: (i) default in payment of the Term Loan; (ii) a change of control of the Company; (iii) sale of the majority of the Company's assets; or (iv) a material adverse change to the Company.

The Company must maintain certain covenants including limiting new indebtedness, restrictions on the payment of dividends and maintaining certain levels of revenue. MidCap, on behalf of the lenders under the Revolving Loan Agreement, has a first perfected security interest in the assets of the Company to guarantee the payment in full of the Revolving Loan. Upon the payment in full to MidCap and the lenders of the Revolving Loan, the Company would have no further obligations to MidCap or the lenders under the Revolving Loan or the Revolving Loan Agreement.

Use of Proceeds

On November 12, 2014, AxoGen, as borrower, and AC, as guarantor, entered into a term loan agreement (the “Oberland Term Loan Agreement”) with the lenders party thereto and Three Peaks Capital S.a.r.l. (''Three Peaks"), an indirect wholly-owned subsidiary of Oberland Capital Healthcare Master Fund LP (“Oberland”), as administrative and collateral agent for the lenders.  In addition, AxoGen entered into a 10-year Revenue Interest Agreement (“Revenue Interest Agreement”) with Three Peaks. The Company used the aggregate proceeds of $25 million from the Term Loan and the Revolving Loan to pay the outstanding indebtedness owed to Three Peaks and the other lenders to terminate the Oberland Term Loan Agreement and the Revenue Interest Agreement.  Expenses and fees of approximately $700,000 to complete the negotiation and documentation of the Term Loan and the Revolving Loan and prepayment fees of approximately $2.3 million owed to Three Peaks were paid from the Company’s own funds.

Item 1.02. Termination of a Material Definitive Agreement.

Under the Oberland Term Loan Agreement, Three Peaks and the other lenders thereto agreed to lend to AxoGen a term loan of $25 million which had a six-year term and required interest only payments and a final principal payment due at the end of the term. Interest was payable quarterly at 9.00% per annum plus the greater of LIBOR or 1.0% which as of November 13, 2014, the closing date of the Oberland Term Loan Agreement, resulted in a 10% rate.   Three Peaks, on behalf of the lenders, had a first perfected security interest in the assets of the Company.  In addition, the Company entered into the Revenue Interest Agreement which required royalty payments of 3.75% of AxoGen’s revenues up to a maximum of $30 million in revenues in any 12 month period.

On the Closing Date, the Company used the proceeds from the Term Loan and a portion of the Revolving Loan and funds from the Company to pay the outstanding indebtedness and prepayment fee owed to Three Peaks and the other lenders under the Oberland Term Loan Agreement and the Revenue Interest Agreement and thereby Three Peaks terminated the Oberland Term Loan Agreement, Revenue Interest Agreement and any other obligations of the Company owed to Three Peaks and the other lenders in connection with these agreements and Three Peaks terminated its lien against the assets of the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information set forth under the subheadings "Term Loan," and "Revolving Loan'' in Item 1.01. "Entry into a Material Definitive Agreement" above is incorporated by reference herein.

Item 8.01. Other Events.

On October 26, AxoGen issued a press release announcing that it has entered into the Term Loan and Revolving Loan. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
10.2.1	Commercial Lease Amendment 2, to Commercial Lease dated April 1, 2016, between AxoGen Corporation and Ja-Cole L.P. dated October 25, 2016.

99.1	Press Release of the Company dated October 26, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: October 31, 2016	By:	/s/ Gregory G. Freitag
Gregory G. Freitag
General Counsel & Senior VP of Business Development

EXHIBIT INDEX

Exhibit No.	Description
10.2.1	Commercial Lease Amendment 2, to Commercial Lease dated April 1, 2016, between AxoGen Corporation and Ja-Cole L.P. dated October 25, 2016.

99.1	Press Release of the Company dated October 26, 2016.